Exhibit 10.5
SUBLEASE AGREEMENT
(New York, 17th Floor)
     THIS SUBLEASE AGREEMENT (this “Sublease”) is made as of August 1, 2007, by and between THOMAS WEISEL PARTNERS GROUP INC., a Delaware corporation (“Sublessor”) and FARALLON CAPITAL MANAGEMENT, L.L.C., a Delaware limited liability company (“Sublessee”).
     The parties enter this Sublease on the basis of the following facts, understandings and intentions:
     A. Sublessor, as successor-in-interest to Thomas Weisel Partners Group LLC, is the tenant under that certain Lease for 390 Park Avenue, New York, New York, dated as of May 5, 1999 (the “Original Lease”), as amended by that certain Letter Agreement dated as of June 3, 1999, that certain Lease Amendment dated as of October 1, 1999 and that certain Third Lease Amendment dated as of May 3, 2000 (the “Original Lease, as amended, is hereinafter referred to as the “Lease”); copies of which are attached hereto as Exhibit A between Sublessor and 390 PARK AVENUE ASSOCIATES, LLC (“Landlord”), a Delaware limited liability company (“Landlord”), of premises more particularly described therein located at 390 Park Avenue, New York, New York (the “Premises”);
     B. The premises to be sublet pursuant to this Sublease includes approximately 10,200 net rentable square feet (“rsf”) of space consisting of the entire 17th floor (the “Subleased Premises”) in the Building; and
     C. Sublessor desires to sublease to Sublessee the Subleased Premises, and Sublessee desires to sublease the Subleased Premises from Sublessor on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, the parties agree as follows:
1.	Agreement to Sublease. Subject to the terms and conditions of this Sublease and to Landlord’s consent, Sublessor hereby subleases to Sublessee and Sublessee subleases and hires from Sublessor the Subleased Premises, together with all of Sublessor’s right, title and interest in and to the personal property of Sublessor listed and scheduled on Exhibit B attached hereto (the “Personal Property”), which Personal Property Sublessor represents and warrants to Sublessee is all owned by Sublessor. The Subleased Premises are being leased in their current as-is condition, and Sublessor shall have no obligation to make any improvements to the Subleased Premises.

2.	Term. The Subleased Premises are currently subleased to Tailwind Capital Management, LLC pursuant to a Sublease dated November 18, 2006, and will be delivered to Sublessee, and the term of the Sublease shall commence, on the date (the “Commencement Date”) which is the date the Subleased Premises are delivered to Sublessee free of occupants and tenants, and Landlord’s consent is delivered substantially in the form attached hereto, but in no event shall the Commencement Date be prior to August 1, 2007, unless Sublessee agrees to such earlier Commencement Date. The term of this Sublease shall end on January 30, 2010 (the “Expiration Date”). Notwithstanding the foregoing, if the Commencement Date shall not occur on or prior to December 1, 2007, at any time thereafter, Sublessee may terminate this Sublease upon ten (10) days notice given to Sublessor, and upon the expiration of such ten (10) day period, this Sublease shall terminate and the parties shall be released from any further obligations under this Sublease and the prepaid Sublease Rent and any security deposit shall be returned to Sublessee within thirty (30) days thereafter. Sublessor shall give prompt written notice to Sublessee when the current subtenant vacates the Subleased Premises and when the Landlord’s consent is obtained.

3.	Personal Property. During the term of this Sublease, Sublessee shall maintain the Personal Property in good condition and repair and upon expiration of the term of this Sublease, leave the same in the Subleased Premises in good condition and repair, reasonable wear and tear excepted. Sublessee shall have the right to alter, reconfigure and rearrange the Personal Property located within the Subleased Premises during the term of the Sublease.

4.	Rent and Additional Charges.
(a)	Base Rent. Commencing on the Commencement Date, Sublessee shall pay to Sublessor as base rent for the Subleased Premises (the “Sublease Rent”) an amount equal to $106,250 per month.

(b)	Operating Expenses. Beginning on the first anniversary of the Commencement Date, Sublessee shall pay to Sublessor its proportionate share of any increase in “Operating Payments” (as such term is defined in Section 2.05 of the Lease), provided the Base Operating Year shall be calendar year 2007. In addition, Sublessee shall pay to Sublessor its proportionate share of Tax Payments (as such term is defined in Section 2.04 of the Lease), provided the Base Tax Year shall be fiscal year 2007/2008. Sublessee’s proportionate share shall be calculated by multiplying the total of any increase in Operating Payments and Tax Payments by a fraction the numerator of which shall be the square footage of the Subleased Premises and the denominator of which shall be the square footage of the Premises under the Lease (as such Premises may be expanded pursuant to Sublessor’s exercise of its rights under the Lease); it being understood that Sublessee’s proportionate share of Taxes and Operating Payments shall not exceed the proportionate share of Taxes and Operating Payments which would have been payable by Sublessee if Sublessee had a direct lease with Landlord taking into account the changes in the Base Operating Year and Tax Year set forth above. In addition, Sublessee shall reimburse Sublessor for the electrical costs consumed in the Subleased Premises as determined by a submeter measuring only the electrical consumption in the Subleased Premises within fifteen (15) days of receipt of an invoice therefore. Sublessor shall promptly provide to Sublessee copies of all operating expense statements, including back-up detail, received by Sublessor from Landlord. In the event of any reconciliations, refunds or additional payments of operating expenses applicable to the Subleased Premises during the term of this Sublease, Sublessee shall be responsible for paying its proportionate share or receiving a proportionate credit, as applicable.

(c)	Payment of Rent. Sublease Rent shall be paid in advance on the first day of each calendar month during the term of this Sublease, commencing on the Commencement Date. All payments due and owing Sublessor hereunder may be payable by check or wire transfer, at Sublessee’ option.

(d)	Additional Rent. In addition, Sublessee shall be responsible for all other expenses related specifically to Sublessee’s use and occupancy of the Subleased Premises (e.g., after-hours HVAC, additional cleaning, excess utilities, etc.). Sublessor shall promptly provide to Sublessee copies of invoices related thereto, including copies of any notices received by Sublessor from Landlord and payment shall be due ten (10) days after receipt of such notice.

(e)	All payments of Base Rent and Operating Payments shall be prorated for any partial calendar months applicable to the term of this Sublease, based on the actual number of days in such partial month(s).
5.	Lease. As applied in this Sublease, the words “Landlord” and “Tenant” in the Lease will be deemed to refer to Sublessor and Sublessee, “lease” will be deemed to refer to Sublease, and “Premises” will be deemed to refer to Subleased Premises, respectively, under this Sublease. Except as otherwise expressly provided in this Sublease, the covenants, agreements, conditions, and provisions of the Lease-to the extent that they relate to the Subleased Premises during the term of the Sublease and are not inconsistent with or contradicted by the terms of this Sublease-are hereby made a part of and incorporated by reference into this Sublease as though set out in full in this Sublease. Without limiting the provisions of the preceding sentence, the following provisions of the Lease shall not be applicable to the Sublessee: Sections 1.01, 1.02, 1.03, 1.05, 1.06, 1.07, 1.08, 2.02, 2.03, 2.09, 4.02(d), 4.05(b), 6.03(e), 6.12(a), 8.01, 8.02, 8.03, 8.04, 8.05, 9.01, 9.06 and 9.13. Except for excluded Sections, the rights and obligations of Landlord and Tenant under the Lease will be deemed to be the rights and obligations of Sublessor and Sublessee, respectively, under this Sublease, and will insure to the benefit of, and be binding on, Sublessor and Sublessee, respectively. As between the parties to this Sublease only, in the event of a conflict between the terms of the Lease and the terms of this Sublease, the terms of this Sublease shall control.

6.	Performance by Sublessor. Sublessee recognizes that Sublessor is not in a position to render any services or to perform any of the obligations required of Landlord under the terms of the Lease. Sublessee agrees that performance by Sublessor of its obligations under this Sublease may be conditioned upon performance by Landlord of its corresponding obligations under the Lease, and Sublessor will not be liable to Sublessee for any default of Landlord under the Lease or any subtenant under any other sublease. Sublessor shall in good faith seek to enforce the obligations of Landlord under the Lease for the benefit of Sublessee. Such good faith efforts shall include, upon Sublessee’s written request, promptly notifying Landlord of its non-performance under the Lease, and requesting that Landlord perform its obligations under the Lease and using other commercially reasonable means to enforce Landlord’s obligations. Sublessor shall diligently and in good faith give to Landlord written notices received by Sublessor from Sublessee respecting services to be provided, consents to be obtained and obligations to be performed by Landlord under the Lease with respect to the Subleased Premises, and to thereafter use commercially reasonable efforts to obtain such services and/or performance.

7.	Maintenance of HVAC Equipment. Sublessor shall have the right to have its maintenance personnel and engineers access the Subleased Premises after normal business hours and upon reasonable prior written notice except in the case of an emergency, for the purpose of performing maintenance and service on building systems (i.e., HVAC, electrical) servicing other portions of the Premises retained by Sublessor or for which Sublessor is obligated pursuant to the terms of the Lease. Sublessor shall take commercially reasonable means and methods to protect Sublessee’s personal property and to repair any damage caused thereby, except to the extent Sublessee maintains insurance with respect to such damage.

8.	Deposit. Within two (2) business days of receipt of Landlord’s consent to the Sublease, , Sublessee shall deliver to Sublessor a security deposit in the amount of $93,500 (“Security Deposit”). The Security Deposit shall be held by Sublessor as security for the performance of Sublessee’s obligations. The Security Deposit is not an advance payment of rent or a measure of Sublessee’s liability for damages. Sublessor may, from time to time, without prejudice to any other remedy, use all or a portion of the Security

Deposit to satisfy past due rent or to cure any uncured default by Sublessee, in each instance beyond any applicable notice and cure period. If Sublessor uses the Security Deposit, Sublessee shall on demand restore the Security Deposit to its original amount. Sublessor shall return any unapplied cash portion of the Security Deposit or the letter of credit, as applicable, to Sublessee within 30 days after the later to occur of: (1) the date Sublessee surrenders possession of the Subleased Premises to Sublessor in accordance with this Sublease; or (2) the Expiration Date. If Sublessor transfers its interest in the Premises, Sublessor shall assign the Security Deposit to the transferee who shall assume responsibility therefore in writing and who shall thereafter be responsible for the return of the Security Deposit assigned to such transferee and, following the assignment and assumption, Sublessor shall have no further liability for the return of the Security Deposit. Sublessor shall not be required to keep the Security Deposit separate from its other accounts. At Sublessee’s election, Sublessee shall have the right to post a sight-draft letter of credit in lieu of the cash security deposit from a bank acceptable to Sublessor permitting draws in San Francisco, California or New York, New York and otherwise in form and substance acceptable to Sublessor. If Sublessee posts a letter of credit it shall be extended by Sublessee not later than 30 days prior to its scheduled expiry date for a period not less than one (1) year or to a date that is 30 days after the scheduled Expiration Date, whichever is sooner; provided if the letter of credit is not so extended, Sublessor’s sole remedy shall be to draw the full amount of the letter of credit and hold, apply and return the proceeds thereof in accordance with the provisions of this Section 8.

9.	Condition of Subleased Premises. Notwithstanding anything to the contrary in the Lease, Sublessee accepts the Subleased Premises in their “as is” condition subject to Sublessee’s rights under this Sublease. Any alterations and addition to the Subleased Premises made by Sublessee shall be made in accordance with the Lease, and shall be subject to prior written approval by Sublessor and Landlord which, as to Sublessor, shall not be unreasonably withheld, conditioned or delayed; and provided further Sublessor’s approval shall not be required for cosmetic or decorative alterations such as painting, installation of art work or replacing carpeting. At the expiration of the Sublease, Sublessee shall leave the Subleased Premises in broom clean condition and repair any damage to the Subleased Premises caused by Sublessee or its employees, invitees or agents, ordinary wear and tear and damage by casualty excepted. Sublessee shall have no obligation to remove any fixture or other property (including the Personal Property) that was installed by Sublessor or Landlord prior to the Commencement Date.

10.	Default. The occurrence of any of the following shall constitute a Default by Sublessee under this Sublease:
(a)	Failure to pay any Sublease Rent within five (5)) days and failure to pay additional rent or any other amount to be paid by Sublessee to Sublessor within fifteen (15) days in each case after written notice that the same is due or payable.

(b)	Failure to perform any other covenant, liability or obligation, as and when performance is due, within thirty (30) days following written notice to Sublessee of such failure; provided, however, that if such failure cannot be cured within thirty (30) days, Sublessee shall not be deemed to be in default if Sublessee commences to cure within ten (10) days after Landlord’s written notice and Sublessee diligently pursues the cure to completion.

(c)	The occurrence of any Event of Default, as that term is defined in Article 19 of the Lease as the result of any act or omission of Sublessee.

(d)	The occurrence of any Default by Sublessee under this Sublease shall entitle Sublessor to each and all of the rights and remedies afforded Landlord upon the occurrence of an Event of Default under the Lease.
11.	Insurance. Prior to the Commencement Date, Sublessee agrees to secure, at its expense, the public liability and property damage insurance with respect to the Subleased Premises required to be obtained by Sublessor under the Lease from an insurer meeting the standards thereof. Sublessor and Landlord shall be named as additional insureds in said public liability policy or policies, and Sublessee agrees to provide Sublessor and Landlord with a certificate of insurance or other suitable evidence of said insurance. Each party hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against the other, and its officers, employees, agents and representatives, on account of damage occasioned to such party or its property or the properties of others under its control to the extent that such loss or damage is insured against under any all risk insurance policy in force at the time of such loss or damage and each party shall endeavor to obtain from its respective insurance carrier a waiver of subrogation clause or evidence that the foregoing provision does not invalidate such insurance.

12.	Notices. All notices or demands of any kind required or desired to be given by Sublessor or Sublessee hereunder shall be in writing and shall be deemed delivered upon personal delivery, at the addresses set forth after their signatures at the end of this Sublease. Promptly following receipt thereof, Sublessor shall deliver to Sublessee a copy of any notice from Landlord with respect to the Lease or the Subleased Premises. Notices may be delivered by facsimile or e-mail, with follow up delivery by regular mail, by certified mail return receipt requested, or by recognized overnight express mail delivery.

13.	Brokers. Sublessor and Sublessee hereby represent and warrant that neither party has dealt with any other broker or finder in connection with this Sublease and the transactions contemplated. Each party agrees to indemnify, defend and hold harmless the other from and against any and all claims or liabilities for brokerage commissions or finder’s fees arising out of that party’s acts with any other broker or finder in connection with this Sublease.

14.	Consent of Landlord. The effectiveness of this Sublease is conditioned upon the receipt by Sublessee of Landlord’s consent and Sublessor shall use reasonable good faith efforts to obtain such consent. If Landlord’s consent has not been obtained and a copy of that consent delivered to Sublessee by the thirtieth (30th) day following the date of this Sublease, either party shall thereafter have the ongoing right, subject to the terms of this Section 14, to terminate this Sublease pursuant to a notice (the “Termination Notice”) so stating delivered to the other party. If Sublessor fails to deliver to Sublessee the consent of Landlord to this Sublease within ten (10) days following delivery of the Termination Notice (the “Termination Date”), this Sublease shall automatically terminate and the parties shall be released from any further obligations under this Sublease and the prepaid Sublease Rent and any security deposit shall be promptly returned to Sublessee.

15.	Signage. Subject to such conditions as may be imposed by Landlord, Sublessee shall be provided directory signage in the lobby of the Building and signage on the elevator lobby of the 17th floor.

16.	Entire Agreement. All prior understandings and agreements between Sublessor and Sublessee are superseded by and merged in this Sublease, which alone fully and completely sets forth the understanding of Sublessor and Sublessee. This Sublease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Sublessor and Sublessee and consented to in writing by Landlord.

17.	Counterparts. This Sublease may be executed in counterparts, each of which counterparts, when taken together, shall constitute but one and the same agreement.

18.	Representations of Sublessor. Sublessor represents to Sublessee that each of the following are true and correct as of the date of this Sublease:
(a)	A true and correct copy of the Lease is attached hereto as Exhibit A.

(b)	To the best knowledge of Sublessor, the Lease is in full force and effect and has not been further modified.

(c)	To the best knowledge of Sublessor, Sublessor is not in default under the Lease.

(d)	Sublessor has not received any notice from the Landlord claiming that Sublessor is, or absent remedial action or cure will be, in default under the Lease.

(e)	To the best knowledge of Sublessor, Landlord is not in default under the Lease.

(f)	The Lease contains the entire agreement with respect to the Premises between the Landlord and Sublessor.
20.	Covenants of Sublessor. Sublessor covenants and agrees as follows:
(a)	Sublessor shall not modify the Lease in a manner that adversely affects the rights or increases the obligations of Sublessee and shall not terminate or cancel the Lease.

(b)	Sublessee shall not have any obligation to pay, or reimburse Sublessor, for any costs or expenses incurred in connection with obtaining the Landlord’s consent to this Sublease.

(c)	Sublessor shall not take or fail to take any action which would cause a default under the Lease which materially and adversely affects the rights of Sublessee hereunder.

(d)	If Sublessor receives any abatement of rent under the terms of the Lease, including, without limitation, pursuant to Section 9.24 of the Lease, Sublessee shall receive a corresponding abatement to the extent the abatement relates to the Subleased Premises.

(e)	Sublessor shall deliver the Subleased Premises vacant, free of tenancies and rights of others to occupy (other than Sublessor under the terms of the Sublease) and in broom clean condition.
21.	Quiet Enjoyment. Sublessee shall and may peaceably and quietly have, hold and enjoy the Subleased Premises, subject to the other terms of this Sublease, provided that this Sublease has not been terminated due to a default by Sublessee beyond any applicable notice and cure period.

22.	Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

23.	Subject and Subordinate to Lease. This Sublease is subject and subordinate to the Lease, and in the event of any termination, reentry or dispossession by Landlord under the Lease, Landlord, may at its option, take over all of the right, title and interest of Sublessor, as sublessor, under this Sublease, and Sublessee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of this Sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a “Successor Landlord” (as defined in the Lease) is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a) of the Lease.
     IN WITNESS WHEREOF, the parties hereto have executed this Sublease on the day and year first above written.

SUBLESSEE		SUBLESSOR

FARALLON CAPITAL MANAGEMENT, L.L.C.		THOMAS WEISEL PARTNERS GROUP INC.

By:	/s/ Gregory S. Swart	By:	/s/ Shaugn Stanley

Its:	Managing Member	Its:	Managing Director

Prior to the Commencement Date:
1 Maritime Plaza, Suite 2100
San Francisco, CA 94111
Attn: Michael Fisch

From and after the Commencement Date:
390 Park Avenue, 17th Floor
New York, New York 10022
Attn: Doug McMahon

With a copy to:
Pircher Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attn: Stevens Carey, Esq.
One Montgomery Street San Francisco, California 94104 Attention: Director of Corporate Real Estate